Exhibit 10.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment"), dated as of the 4th day of January 2017, by and between BankUnited, Inc., a Delaware corporation (the "Company"), and Rajinder P. Singh ("Executive"), amends the Employment Agreement by and between the Company and Executive, dated as of February 2, 2016, as amended on May 6, 2016 (the "Agreement").
WHEREAS, in connection with the promotion of Executive to the positions of President and Chief Executive Officer of the Company to be effective on January 1, 2017, the Company has determined that it is necessary and advisable and in the best interests of the Company to amend the Agreement to reflect Executive's promotion.
WHEREAS, this Amendment restates in its entirety the First Amendment to Employment Agreement, dated as of the 29th day of December 2016, by and between the Company and Executive.
NOW, THEREFORE, the parties hereto agree as follows, effective from and after January 1, 2017 and subject to the continuing effectiveness of the Agreement as of such date:
1.	Section 1 is hereby amended and restated in its entirety to read as follows:

Subject to the provisions of Section 6 of this Agreement, Executive shall continue to be employed by the Company for a period beginning on January 1, 2017 (the "Effective Date") and ending on the third anniversary of the Effective Date (the "Employment Term"), on the terms and subject to the conditions set forth in this Agreement; provided, that commencing on the third anniversary of the Effective Date and on each anniversary thereafter, the Company and Executive may mutually agree to extend the Employment Term for an additional period; provided, further, that if the Employment Term would expire on or following the date of the first public announcement of a transaction or other event that would constitute a "Change in Control" (as defined in the BankUnited, Inc. 2014 Omnibus Equity Incentive Plan, as in effect on the Effective Date) and prior to consummation of such Change in Control, the Employment Term shall be automatically extended for a period of one year from the date the Employment Term would otherwise expire. Notwithstanding the foregoing, the Employment Term shall not be automatically extended on or following the date on which such potential Change in Control is terminated or abandoned.
2.	Section 2(a) is hereby amended and restated in its entirety to read as follows:

 2. Position.
(a) During the Employment Term, Executive shall serve as President and Chief Executive Officer of the Company. Executive shall report directly to the board of directors of the Company (the "Board") and shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity in a company the size and nature of the Company. If requested, Executive shall also serve as an officer or member of the board of directors of the Company's subsidiaries, in each case, without additional compensation.
3.	Section 2(b) is hereby amended by replacing the words "the board of directors of the Company (the "Board")" with the words "the Board".
4.	Section 3(a) (Base Salary) is hereby amended by deleting the reference to "$700,000" in the first sentence thereof and replacing it with "$935,000".
Except as expressly modified hereby, the terms and provisions of the Agreement remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.
BANKUNITED, INC.

By:___/s/ Leslie Lunak________
 Name:_____Leslie Lunak______
 Title:__Chief Financial Officer__

EXECUTIVE

__/s/ Rajinder P. Singh_________
RAJINDER P. SINGH